Exhibit 10.9

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 11, 2014, between Viventia Bio USA Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), and Stephen Hurly, currently a resident of Haddonfield in the State of New Jersey, (the “Employee”).

WITNESSETH

WHEREAS the Company is a wholly owned subsidiary of Viventia Bio Inc. (“Viventia”);

WHEREAS, the Company desires to continue to employ the Employee as the Chief Executive Officer (the “CEO”) of the Company;

WHEREAS, the Company and the Employee desire to make certain changes to the terms of the Employment Agreement (the “Prior Employment Agreement”) between the Company and the Employee dated March 1, 2014 (the “Effective Date”); and

WHEREAS, the Company and the Employee desire to enter into the Agreement as to the terms of the Employee’s employment with Die Company and agree that the Prior Employment Agreement is superseded by this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      POSITION AND DUTIES.  During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the CEO of the Company.  In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies in similar industries.  The Employee’s principal place of employment with the Company shall be in the vicinity of the Employee’s residence, provided that the Employee understands and agrees that the Employee shall be required to undertake reasonable travel from time to time for business purposes.  The Employee shall report directly to the Board of Directors of the Company (the “Board”).

2.                                      EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of one (1) year (the “Initial Term”) commencing on the Effective Date.  On the expiration of the Initial Term and on each annual anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety days (90) prior to any such anniversary date (such an election by the Company shall be referred to as a “Company Non-Renewal”).  For purposes of this Agreement, a Company Non-Renewal shall be considered to have been exercised with “Company Good Reason” in the event that the Employee has failed to successfully complete the pre-established performance goals as set out in Appendix 1, as the same may be updated for succeeding years, as established by the Board (or a committee thereof) in consultation with the Employee (the “Performance Goals”).  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Sections 6 and 7 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.                                      SALARY.

(a)                                 BASE SALARY.  During the Employment Term, the Company agrees to pay the Employee a base salary (the “Base Salary”) at an annual rate of $250,000 USD, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly and subject to all applicable deductions and withholdings required by applicable law.  Employee’s base salary shall be subject to annual review by the Board (or a committee thereof), and in addition may be increased from time to time in the discretion of the Board (or a committee thereof).  Additionally, upon the date that the Company or one of its affiliates has completed an initial public offering, the Employee’s Base Salary shall be automatically increased effective upon the closing of such offering to an annual rate of $350,000 USD.

(b)                                 ANNUAL BONUS.  During the Employment Term, the Employee shall be eligible to receive an annual incentive payment established by the Board (or a committee thereof) (the “Annual Bonus”) based upon the attainment of the Performance Goals for that year.  If the Employee is terminated for Cause (as defined in Section 6 below), or in the event of a Company Non-Renewal with Company Good Reason, the Employee shall not be entitled to any Annual Bonus in respect of the year in which his employment is terminated, or not renewed, as the case may be.  The Annual Bonus, if any, will be paid as soon as practicable after the delivery of the Company’s annual financial statements for the relevant year, but in no event shall the Annual Bonus be paid later than 2 1/2 months after the end of the year in which the Annual Bonus is earned.

4.                                      EQUITY PARTICIPATION.  In consideration of the Employee entering into this Agreement, the Employee shall be awarded a restricted stock unit award (the “RSU Award’”) representing 1,444,455 shares of common stock in Viventia, which shall be issued under the Viventia Bio Inc.  Equity Incentive Plan.  The RSU Award shall vest and be delivered in accordance with and shall otherwise be subject to the terms of the Viventia Bio Inc.  Equity Incentive Plan and a Restricted Stock Unit Award Agreement with terms mutually acceptable to the Employee and the Company.  The RSU Award shall be made as soon as administratively feasible following the date hereof.  The Employee agrees that as of the date hereof, he is not entitled to any other equity grant including without limitation any award that was purported to be made under the Prior Employment Agreement and agrees that any grant purported to be made under the Prior Employment Agreement was void ab initio.

5.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  The Employee shall be eligible to participate in and be covered on the same basis as other senior management of the Company under all employee benefit plans and programs maintained by the Company, including without limitation retirement, health and life insurance. Notwithstanding the foregoing, from the Effective Date until such date as the Company establishes a health plan, the Company shall reimburse the Employee up to $2,850 per month for the cost of health insurance.

(b)                                 VACATIONS.  During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years), with no carryover of unused vacation to the following year.

(c)                                  BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

6.                                      TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement, ‘“Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board (or a committee thereof) in its reasonable discretion.

(b)                                 DEATH.  Automatically upon the date of death of the Employee.

(c)                                  CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause, provided that the Employee shall not be terminated for Cause unless the Board has approved such termination, and prior to such approval the Employee has been given an opportunity to appear before the Board and dispute such termination. “Cause’” shall mean the Employee’s:

(i)                                     Conviction or a plea of nolo contendere of a criminal offence in the category of felony or comparable;

(ii)                                  Violation of any material provision of this Agreement or other written policy of the Company or any of its affiliates reasonably available to the Employee, and such violation is not remedied within fifteen (15) days after written notice thereof from the Company to the Employee specifically identifying the nature of such violation:

(iii)                               Misappropriation of material assets of the Company or of any affiliate of the Company;

(iv)                              Willful failure to perform the Employee’s material job duties (other than due to mental or physical disability), which failure is not cured in all material respects within thirty (30) days after written notice from the Company which specifically identifies the manner in which the Company believes that the Employee has failed to perform; or

(v)                                 Commission of any act. which in the reasonable opinion of the Board, is likely to bring the Company or Viventia into disrepute.

(d)                                 GOOD REASON.  Upon written notice by the Employee to the Company of his resignation for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)                                     material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(ii)                                  material diminution in the Employee’s Base Salary.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances, and must resign immediately following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(e)                                  NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

7.                                      CONSEQUENCES OF TERMINATION.

(a)                                 DEATH.  In the event that the Employee’s employment ends on account of the Employee’s death, the Employee’s estate shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following the date of death:

(i)                                     any unpaid Base Salary through the date of death:

(ii)                                  reimbursement for any unreimbursed business expenses incurred through the date of death;

(iii)                               any unused vacation time accrued up to the date of death, in accordance with Company policy;

(iv)                              all other payments, benefits or fringe benefits to which the Employee may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively.  Sections 7(a)(i), (ii), (iii) and (iv) hereof shall be hereafter referred to as the “‘Accrued Benefits”); and

(v)                                 any earned but unpaid Annual Bonus for the year in which such termination occurs or any preceding year, to be paid at the same time that the Annual Bonus for the applicable year is paid to other senior executives of the Company;

(b)                                 TERMINATION FOR CAUSE OR BY EMPLOYEE WITHOUT GOOD REASON OR AS A RESULT OF THE NON-EXTENSION OF THIS AGREEMENT BY THE EMPLOYEE.  If the Employee’s employment is terminated (x) by the Company for Cause, or as a result of a Company Non-Renewal with Company Good Reason, (y) by the Employee’s resignation without Good Reason, or (z) as a result of the non-extension of the Employment Term by the Employee as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits; provided for greater certainty that the Employee shall not be entitled to any earned but unpaid Annual Bonus.

(c)                                  TERMINATION WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON OR AS A RESULT OF THE EMPLOYEE’S DISABILITY OR A COMPANY NON-RENEWAL WITHOUT COMPANY GOOD REASON.  If the Employee’s employment is terminated (w) by the Company other than for Cause (and, for the sake of clarity, other than as a result of the Employee’s death or as a result of a Company Non-Renewal with Company Good Reason), (x) by the Employee’s resignation for Good Reason, (y) as result of the Employee’s Disability as set forth in Section 6(a), or (z) as a result of a Company Non-Renewal without Company Good Reason (as applicable, the “Termination Date”), the Company shall pay or provide the Employee with the following:

(i)                                     the Accrued Benefits;

(ii)                                  subject to the Employee’s continued compliance in all material respects with this Agreement, a pro-rata portion of the Annual Bonus (if any) that would have been earned based on the attainment of the applicable Performance Goals for the full year as if the Employee’s employment had not been terminated; and

(iii)                               subject to the Employee’s continued compliance in all material respects with this Agreement, an amount equal to twelve (12) months of the Employee’s Base Salary in effect on the Termination Date (such amount, the “Severance Amount’(1)).  The Severance Amount is subject to the Employee’s execution of a general release in a form reasonably satisfactory to the Company, which becomes effective within 60 days following the Termination Date.  The Severance Amount shall be paid as salary continuation in accordance with the Company’s standard payroll practices beginning on the Termination Date; provided, that any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until, and shall instead be paid on, the sixtieth (60”)day following the Termination Date and shall include payment of any amount that would otherwise have been scheduled to be paid prior thereto but for this provision.

Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company, any affiliate of the Company or under any applicable law.

(d)                                 COMPANY STOCK.  In the event that the Employee’s employment with the Company is terminated for any reason whatsoever, the Employee acknowledges and agrees that he shall be obligated to sell all, and not less than all, Viventia stock issued to him, if any, pursuant to Section 4 hereof, back to Viventia, if Viventia elects to purchase such stock by sending written notice to the Employee within 60 days of the date of such termination.  The purchase price for such stock shall be based on the fair market value thereof as at the date of such termination, as mutually agreed between Viventia and the Employee, provided that if the parties cannot agree, such purchase price shall be determined by an independent business valuator experienced in the biotech sector, which determination shall be binding on both Viventia and the Employee, absent manifest error.  Notwithstanding anything to the contrary, this Section 7(d) shall not apply if Viventia has completed a public offering of its stock prior to such termination.

(e)                                  NON-COMPETITION COVENANT.  In the event that the Employee terminates his employment, either by resignation or non-extension of the Employment Term, in either case without Good Reason, or is terminated for Cause, the Employee covenants and agrees that he shall not accept employment with, or enter into a contractual relationship to provide his personal services to, any direct competitor of Viventia for a period of one year after the termination of his employment.  For these purposes, a direct competitor of Viventia means any person in the payload - ADC business, or who is developing products which are substantially similar to the products under development by Viventia at the time of such termination, regardless of where such competitor is based.

(f)                                   SECTION 409A.  Notwithstanding any provision of this Agreement, if, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986. as amended, and the guidance issued thereunder (“Section 409A”)), then, to the extent compliance with the requirements of Treas.  Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s “separation from service’’ will be deferred without interest and paid to Employee in a lump sum immediately following that six month period or immediately to his beneficiary(ies) in the event of his death during such period.   Additionally, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.                                      NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 8 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.                                      NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to the Company:

Viventia Bio USA Inc.
305 Milner Avenue
Suite 914
Toronto, ON
M1B 3V4

Attention: Chairman of the Board

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.                               INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under applicable law or the governing documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

14.                               LIABILITY INSURANCE.  The Company shall cover the Employee under directors” and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

15.                               GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its choice of law provisions).

16.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of. or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a Waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including without limitation the Prior Employment Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.                               DISPUTES.  In the event the Employee substantially prevails on any material dispute arising under this Agreement, the Company agrees to pay (within thirty (30) days following receipt of an invoice from the Employee), to the full extent permitted by law, all legal fees and expenses that the Employee may reasonably incur as a result of such dispute.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIVENTIA BIO USA INC.

By:	/s/ Leslie Dan
Name:	Leslie Dan
Title:	Chairman

EMPLOYEE

/s/ Stephen Hurly
Stephen Hurly

Appendix 1

Performance Goals for Annual Bonus

1.                                      Successful execution of a mix of capital raising and/or licensing agreements to generate sufficient working capital for two year’s operating budget (anticipated to be in the range of $10-12 Million).

2.                                      Successful implementation of the annual business plan presented to and approved by the Board (or a committee thereof) at commencement of year.